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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2001

PHOTON DYNAMICS, INC.
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

000-27234 (Commission File No.)	94-3007502 (IRS Employer Identification No.)

6352 San Ignacio Avenue, San Jose, CA 95119-1202
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (408) 226-9900

ITEM 5. OTHER EVENTS

    This Current Report on Form 8-K restates the information provided under Item 6. Selected Consolidated Financial Data, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, Item 7A. Quantitative and Qualitative Disclosures about Market Risk and Item 8. Financial Statements and Supplementary Data as presented in the Photon Dynamics, Inc. Annual Report on Form 10-K filed on November 7, 2000 to give retroactive effect to the acquisition by Photon Dynamics, Inc. of Photon Dynamics Canada Inc., formerly known as Image Processing Systems Inc. ("IPS" or "Image Processing Systems") which took place on December 22, 2000. This transaction was accounted for as a pooling of interests. Photon Dynamics, Inc. is also referred to in this report as "we" or the "Company." Readers should review the Company's Quarterly Reports on Form 10-Q filed during fiscal 2001 for information regarding the Company's financial performance subsequent to fiscal 2000.

Selected Restated Consolidated Financial Data

    The following selected consolidated financial data should be read in conjunction with the Company's Restated Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this report. The restated consolidated statement of operations data for the years ended September 30, 2000, 1999 and 1998 and the restated consolidated balance sheet data as of September 30, 2000 and 1999 are derived from the restated consolidated financial statements included elsewhere in this report. The restated consolidated statement of operations data for the years ended September 30, 1997 and 1996 and the restated consolidated balance sheet data as of September 30, 1998, 1997 and 1996 are derived from audited restated consolidated financial statements not included in this report.

	Year ended September 30,
	2000		1999	1998	1997	1996
	(in thousands, except per share data)
	(As Restated)
Statement of Operations Data:
Revenue	$94,757		$62,011	$41,061	$43,175	$35,912
Income (loss) from operations	$12,554	(1)	$3,637	$(4,843)	$(4,111)	$508
Net income (loss) from continuing operations	$13,535	(1)	$3,118	$(4,617)	$(11,110)	$933
Basic earnings (loss) from continuing operations per share	$1.13	(1)	$0.31	$(0.47)	$(1.18)	$0.11
Diluted earnings (loss) from continuing operations per share	$1.04	(1)	$0.29	$(0.47)	$(1.18)	$0.10
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$102,726		$9,900	$7,503	$7,615	$13,165
Working capital	$126,042		$25,179	$13,028	$20,710	$24,459
Total assets	$155,054		$42,891	$44,728	$49,322	$35,390
Shareholders' equity	$131,800		$29,335	$21,755	$30,532	$27,466

(1)
Includes non-recurring acquisition charges in connection with the acquisition of CR Technology Inc. in November 2000, of $860,000. Income from operations, income from continuing operations, basic and diluted earnings per share would have been $13.4 million, $14.4 million, $1.20 and $1.10, respectively, excluding these charges.

Management's Discussion and Analysis of Financial Condition and Results of Operations

    This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks and uncertainties, including the risk factors set forth in this discussion and elsewhere in this report. Generally, the words "anticipate", "expect", "intend", "believe" and similar expressions identify forward-looking statements. The information included in this report is as of the filing date with the Securities and Exchange Commission and future events or circumstances could differ significantly from the forward-looking statements included here.

    The following discussion and analysis should be read in conjunction with the Selected Restated Consolidated Financial Data and the Restated Consolidated Financial Statements and related Notes thereto of the Company appearing elsewhere in this report.

    All amounts, percentages, and percentage changes in this Management's Discussion and Analysis of Financial Condition and Results of Operations, give effect to the restatement of the Company's consolidated financial statements as of September 30, 2000 and 1999, and for the three years in the period ended September 30, 2000, in order to reflect the acquisition of IPS in December 2000, in a business combination accounted for as a pooling of interests, as if the two companies had been combined as of the beginning of the earliest period presented.

Overview

    We are a leading provider of yield management solutions to the flat panel display ("FPD") industry and offer yield management solutions for the printed circuit board ("PCB") assembly and advanced semiconductor packaging industries and cathode ray tube ("CRT") display and glass industry. Our FPD products, PCB products and advanced semiconductor packaging inspection products are collectively referred to as our "semiconductor inspection products." Our test, repair and inspection systems are used by manufacturers to collect data, analyze product quality and identify and repair product defects at critical steps in the manufacturing process.

    In November 1999, we acquired CR Technology, Inc. This strategic acquisition complemented our core capabilities of data acquisition, image analysis and systems engineering and enables us to broaden our product line to offer yield management solutions to the PCB assembly and advanced semiconductor packaging markets. Prior to the acquisition, we derived revenue primarily from sales to Japan, Taiwan and Korea where FPD production is concentrated.

    In December 2000, the Company acquired Photon Dynamics Canada Inc., formerly known as Image Processing Systems Inc. ("IPS"), a Canadian company. This acquisition strengthens our ability to deliver market-leading yield management solutions to the display industry, independent of display technology and will have significant synergies that will benefit our customers.

    In July 2001, the Company acquired Intelligent Reasoning Systems Inc. ("IRSI"), a privately held company. IRSI manufactures in-line, advanced optical inspection equipment for the electronic manufacturing services and high-density interconnect markets. This acquisition will further expand our product portfolio for the PCB assembly and high-density interconnect (HDI) electronics market utilizing patented knowledge based software.

    These acquisitions have diversified our product and geographic revenue. Sales outside North America represented $73.7 million, $47.6 million and $29.4 million, or 78%, 77% and 72% of revenue, in fiscal 2000, 1999 and 1998, respectively.

    We continue to derive the majority of our revenue from a small number of customers in the FPD industry. Our top four customers, each of whom are customers of our FPD products, accounted for

58% of revenue in fiscal 2000. Revenue from the FPD industry is obtained through direct sales in Korea, a sales representative in Taiwan and a value-added reseller in Japan. Revenue from the PCB assembly and advanced semiconductor packaging industry and our CRT display and glass products are obtained primarily through sales representatives. Sales of our FPD products represented $64.2 million, $31.6 million and $22.4 million, or 68%, 51% and 55% of revenue, in fiscal 2000, 1999 and 1998, respectively. Sales of our PCB assembly and advanced semiconductor packaging products represented $18.0 million, $13.9 million and $8.6 million, or 19%, 22% and 21% of revenue, in fiscal 2000, 1999 and 1998, respectively. Sales of our CRT display and glass products represented $12.5 million, $16.6 million and $10.1 million, or 13%, 27% and 25% of revenue, in fiscal 2000, 1999 and 1998, respectively.

Results of Operations

  Fiscal Years Ended September 30, 2000, 1999 and 1998

    The following table sets forth, for the periods indicated, the percentage of revenue of certain items in the Restated Consolidated Statement of Operations of the Company.

	Year ended September 30,
	2000	1999	1998
Revenue	100.0%	100.0%	100.0%
Cost of revenue	53.4	55.5	57.7

Gross margin	46.6	44.5	42.3
Operating expenses:
Research and development	15.0	13.1	21.0
Selling, general and administrative	17.4	25.5	34.0
Non-recurring acquisition charges	0.9	—	—
Asset recovery related to product line disposal	—	—	(0.9)

Total operating expenses	33.3	38.6	54.1
Income (loss) from operations	13.3	5.9	(11.8)
Interest income and other, net	4.5	0.2	0.7

Income (loss) before income taxes	17.8	6.1	(11.1)
Provision for income taxes	3.4	1.1	0.2

Income (loss) from continuing operations	14.4	5.0	(11.3)
Loss from discontinued operations	—	—	(4.3)
Loss on disposal of discontinued operations	—	—	(5.1)

Net income (loss)	14.4%	5.0%	(20.7)%

    Revenue.  Revenue increased 53% to $94.8 million in fiscal 2000 from $62.0 million in fiscal 1999. Revenue in fiscal 1999 increased 51% from $41.1 million in fiscal 1998. Sales of FPD products represented $64.2 million, $31.6 million and $22.4 million, or 68%, 51% and 55% of revenue, in fiscal 2000, 1999 and 1998, respectively. This increase in revenue during the last two fiscal years was primarily attributable to increased capital spending by FPD manufacturers as a result of improved economic conditions in Asia and increased demand for flat panel displays. Sales of our semiconductor inspection products represented $18.0 million, $13.9 million and $8.6 million, or 19%, 22% and 21% of revenue, in fiscal 2000, 1999 and 1998, respectively. This increase in revenue during the last two fiscal years was attributable to increased sales of X-ray and optical inspection systems. Sales of our CRT display and glass products represented $12.5 million, $16.6 million and $10.1 million, or 13%, 27% and 25% of revenue, in fiscal 2000, 1999 and 1998, respectively. The decrease in revenue in the last fiscal year is due to the decline in the growth of cathode ray tubes.

    Gross Margin.  Gross margin as a percentage of revenue increased to 47% in fiscal 2000 from 45% in fiscal 1999 and 42% in fiscal 1998. The increase in gross margin was primarily attributable to increased capacity utilization resulting from higher production volume. Gross margin from FPD products increased to 48% in fiscal 2000 from 42% in fiscal 1999 and 1998. The increase in gross margin from FPD products in fiscal 1999 compared to fiscal 1998 was partially offset by shipments to Taiwan with lower than typical gross margins. Gross margin from semiconductor inspection products decreased to 44% in fiscal 2000 from 47% in fiscal 1999 and remained flat compared to 44% in fiscal 1998. The decrease in gross margin from semiconductor inspection products in fiscal 2000 compared to fiscal 1999 was primarily due to competitive pricing pressures on our X-ray inspection systems, and the increase in gross margin in fiscal 1999 compared to fiscal 1998 was primarily due to increased capacity utilization resulting from higher production volume. Gross margin from CRT display and glass products decreased to 42% in fiscal 2000 from 47% in fiscal 1999 and remained flat compared to 42% in fiscal 1998. The decrease in gross margin from CRT display and glass products in fiscal 2000 compared to fiscal 1999 was primarily due to the shipment of OEM products which had lower margins, and the increase in gross margin in fiscal 1999 compared to fiscal 1998 was primarily due to an absence of OEM shipments during this period.

    Research and Development.  Research and development expenses were $14.2 million, $8.1 million and $8.6 million, or 15%, 13% and 21% of revenue, in fiscal 2000, 1999 and 1998, respectively. The increase in research and development expenses in fiscal 2000 compared to fiscal 1999 was primarily attributable to our investment in personnel, consultants and prototype materials for the development of our ArrayChecker-2000 Array Test and XRV Combo Inspection Systems that were introduced in the last half of fiscal 2000. The decrease in research and development expenses in fiscal 1999 compared to fiscal 1998 was due to the completion of major product enhancements to our MPS-E4 ArrayChecker Array Test System.

    Selling, General and Administrative.  Selling, general and administrative expenses were $16.5 million, $15.8 million and $13.9 million, or 17%, 26% and 34% of revenue, in fiscal 2000, 1999 and 1998, respectively. The increase in selling, general and administrative expenses in fiscal 2000 compared to fiscal 1999 was attributable to the establishment of a Taiwan sales and customer support office, higher selling related expenses associated with increases in orders and revenue and our investment in additional personnel to expand our Asia customer support capability. The increase in selling, general and administrative expenses in fiscal 1999 compared to fiscal 1998 was primarily attributable to higher selling related expenses associated with increases in orders and revenue in addition to increases in business development expenses.

    Non-Recurring Acquisition and Other Charges.  In November 1999, we acquired CR Technology, Inc., in exchange for approximately 1,835,000 shares of our common stock. This acquisition was accounted for as a pooling of interests. In connection with this acquisition we incurred $860,000 in professional fees consisting of legal, accounting and investment banking fees. In December 2000, we acquired Photon Dynamics Canada Inc., formerly known as Image Processing Systems Inc. ("IPS") in exchange for approximately 1,139,000 shares of our common stock. This acquisition was also accounted for as a pooling of interests. As of September 30, 2000 we incurred $2.3 million in professional fees consisting of legal, accounting and integration costs in connection with the acquisition of IPS. These costs have been capitalized as prepaid expenses as of September 30, 2000 and will be expensed during the three months ended December 31, 2000

    In December 1997, we received $350,000 related to the discontinuation of our defect monitoring tool product in September 1996. We expensed the inventory and assets associated with this product in fiscal 1996.

    Interest Income and Other, Net.  Interest income and other, net consists primarily of interest income and expense, foreign currency exchange gains and losses, and other miscellaneous income and expense. Interest income and other, net was $4.2 million, $154,000 and $299,000 in fiscal 2000, 1999 and 1998, respectively. The increase in interest income and other, net in fiscal 2000 compared to fiscal 1999 was primarily attributable to interest income earned on higher cash and investment balances as a result of the net proceeds from a public offering in February 2000. The decrease in interest income and other, net in fiscal 1999 compared to fiscal 1998 was the result of reduced interest income earned on lower cash and investment balances.

    Provision for Income Taxes.  The fiscal 2000, 1999 and 1998 effective tax rates were 19%, 18% and 2%, respectively. The effective tax rate in fiscal 2000 and 1999 is lower than the statutory rate due to the utilization of net operating losses and credit carryforwards. The effective tax rate for fiscal 1998 is different than the statutory rate due to unbenefited losses and domestic minimum taxes.

Liquidity and Capital Resources

    We have financed our growth primarily by a combination of cash flows from operations, public stock offerings, lines of credit and loans. Working capital was $126 million as of September 30, 2000 compared to $25.2 million as of September 30, 1999. A major component of working capital is $102.7 million of cash, cash equivalents and short-term investments as of September 30, 2000 compared to $9.9 million as of September 30, 1999.

    Operating Activities.  Cash provided by operating activities was $9.1 million and $950,000 in fiscal 2000 and 1999, respectively, and cash used in operating activities was $1.0 million in fiscal 1998. The increase in cash provided by operating activities in fiscal 2000 compared to fiscal 1999 was primarily due to increased net income and increases in accounts payable and other current liabilities offset by increases in accounts receivable and inventories. The decrease in cash used in operating activities in fiscal 1999 compared to fiscal 1998 was primarily due to increases in accounts payable and other current liabilities and decreases in inventories offset in large part by increases in accounts receivable.

    Investing Activities.  Cash used in investing activities was $94.6 million, $3.4 million and $1.5 million in fiscal 2000, 1999 and 1998, respectively. The increase in cash used in investing activities in fiscal 2000 primarily represented the investment of funds received from our public offering in February 2000. Capital expenditures were $2.7 million, $1.0 million and $1.0 million in fiscal 2000, 1999 and 1998, respectively. The expenditures in fiscal 2000 were primarily for computers, equipment and leasehold improvements to support our expansion. The expenditures in fiscal 1999 and fiscal 1998 were related primarily to additional investments in Tisma Machinery Corp, a wholly-owned subsidiary of IPS, and the purchase of computers and equipment.

    Financing Activities.  Net cash provided by financing activities was $88.7 million, $4.3 million and $215,000 in fiscal 2000, 1999 and 1998, respectively, primarily as a result of the issuance of our common stock. In February 2000, we completed a public offering of 2,000,000 shares of our common stock. We sold approximately 1,321,000 shares of our common stock, and approximately 679,000 shares were sold by one of our shareholders. Proceeds of approximately $68.0 million, net of issuance costs, were received by us from the offering. In March 2000, we received additional proceeds of approximately $15.6 million as a result of the underwriters exercising their over-allotment option. IPS completed a special warrant financing in December of 1999 and received net proceeds of approximately $3.0 million. In addition, IPS received a repayable loan from the Canadian government in fiscal 1999 in the amount of $209,000 and $312,000 in fiscal 2000.

    We have a borrowing capacity of $4.0 million available under a bank line of credit that expires in March 2002. Our wholly-owned subsidiary, Image Processing Systems, has a $1.3 million revolving bank line of credit. All lines of credit are secured by substantially all of our assets and contains certain financial and other covenants. At September 30, 2000, no amounts were outstanding under the lines of credit.

    We believe that existing liquid capital resources and funds generated from operations combined with the ability, if necessary, to borrow funds will be sufficient to meet our operating and capital requirements and obligations for at least the next twelve months. We believe that success in our industry requires substantial capital in order to maintain the flexibility to take advantage of opportunities as they may arise. We may, from time to time, invest in or acquire complementary businesses, products or technologies and may seek additional equity or debt financing to fund such activities. There can be no assurance that such funding will be available to us on commercially reasonable terms. The sale of additional equity or convertible debt could result in dilution to our shareholders.

Impact of Accounting Pronouncements

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). In October 2000, the SEC released frequently asked question and answer ("FAQ's") related to SAB 101. SAB 101 and the FAQ's provide guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company is currently studying SAB 101 and the FAQ's and has not determined its impact on the Company's financial position or results of operations. In the event that the implementation of SAB 101 requires the Company to report a change in accounting principles related to its revenue recognition policy, the Company would be required to report such change no later than the quarter ending September 30, 2001. In addition to other risks related to SAB 101, it is possible that SAB 101 will result in increased fluctuations in the Company's quarterly operating results and increase the likelihood that the Company may fail to meet the expectations of securities analysts for any period.

Factors Affecting Operating Results

Fluctuations in Operating Results

    We have experienced and expect to continue to experience significant fluctuations in our quarterly results. Our backlog at the beginning of each quarter does not necessarily determine actual sales for any succeeding period. A substantial percentage of our revenue is derived from the sale of a small number of FPD yield management systems ranging in price from $400,000 to $1.5 million. Therefore, the timing of the sale of a single system could have a significant impact on our quarterly results. Moreover, customers may cancel or reschedule shipments, and production difficulties could delay shipments. Other factors which may influence our operating results in a particular quarter include:

  •
  the timing of the receipt of orders from major customers;

  •
  product mix;

  •
  competitive pricing pressures;

  •
  continued or worsened financial markets or economic instability in Asia;

  •
  the relative proportions of domestic and international sales;

  •
  our ability to design, manufacture and introduce new products on a cost-effective and timely basis;

  •
  the delay between expenses to further develop marketing and service capabilities;

  •
  the realization of benefits from those improved capabilities; and

  •
  the introduction of new products by our competitors.

Customer Concentration

    The FPD industry is extremely concentrated with a small number of manufacturers producing the majority of the world's FPDs. Sales of FPD products represented 68%, 51% and 55% of revenue in fiscal 2000, 1999 and 1998, respectively. Samsung, LG Electronics, Unipac and Hyundai, each of whom are customers of our FPD products, accounted for 58% of revenue in fiscal 2000. IHI, Samsung and LG Electronics, each of whom are customers of our FPD products, accounted for 42% of revenue in fiscal 1999. IHI and LG Electronics, each of whom are customers of our FPD products, accounted for 43% of revenue in fiscal 1998. If one or more of our major customers ceased or significantly curtailed their purchases, our results of operations would be harmed.

Flat Panel Display Industry Volatility

    Our business depends in large part on capital expenditures by FPD manufacturers, which in turn depend on the current and anticipated market demand for FPDs and products that use FPDs. The FPD industry is highly cyclical and has experienced periods of oversupply resulting in significantly reduced demand for capital equipment. Most recently, the FPD industry experienced a downturn in 1998, which led many FPD manufacturers to delay or cancel capital expenditures. There can be no assurance that the FPD industry will not experience further downturns or slowdowns in the future, which may harm our business and operating results. In addition, the need to invest in the engineering, research and development and marketing required to penetrate targeted foreign markets and maintain extensive service and support capabilities limits our ability to reduce expenses during such downturns.

International Operations

    Sales to Japan, Taiwan and Korea accounted for 75% of revenue in fiscal 2000, 71% of revenue in fiscal 1999 and 65% of revenue in fiscal 1998. We expect sales to these countries to continue to represent a significant percentage of revenue. A number of factors may adversely affect our international sales and operations, including:

  •
  imposition of governmental controls;

  •
  fluctuations in the U.S. dollar, which could increase the foreign sales prices of our products in local currencies;

  •
  export license requirements;

  •
  restrictions on the export of technology;

  •
  political instability;

  •
  trade restrictions;

  •
  changes in tariffs; and

  •
  difficulties in staffing and managing international operations.

    In 1998, many Asian countries experienced an economic recession that resulted in a decline in the purchasing power of our Asian customers. A future downturn in economic conditions in Asia could result in our customers failing to place new orders for our products. There can be no assurance that such factors will not adversely impact our operations in the future. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as U.S. laws.

Key Suppliers

    We obtain certain of the components for our systems from a single source or a limited group of suppliers. For example, we currently obtain materials handling platforms, ultra high-resolution cameras and high-speed image processing systems for our FPD products from single source suppliers. We also currently obtain X-ray sources for our PCB assembly and advanced semiconductor packaging products from limited source suppliers. Although we seek to reduce dependence on our sole and limited source suppliers, alternative sources of supply for these components may not be available or may be available on unfavorable terms. The partial or complete loss of our sole and limited source suppliers could at least temporarily harm our results of operations and damage customer relationships. Further, a significant increase in the price of one or more of these components could harm our results of operations.

Japanese Market and Competition

    We believe that competing Japanese companies in the FPD industry have a competitive advantage in Japan because of the preference of some Japanese customers for local equipment suppliers. Historically, foreign companies have found it difficult to penetrate the Japanese market and often depend upon local sales channels to sell their products in Japan.

    Since June 1997, we have depended on IHI as our exclusive value-added reseller to sell our FPD products in Japan. We anticipate that this relationship will continue in the future. In fiscal 2000, 1999 and 1998, 6%, 13% and 25% of our revenue came from sales to IHI, respectively. If IHI reduced the resources allocated to the development, systems construction, customization, sale and support of our FPD products in Japan, our business would be harmed.

    In addition, IHI's rights to continue as our exclusive value-added reseller in Japan are currently unresolved. IHI may have the right to market some or all of our products in Japan on an exclusive basis, even as to us. If so, we may not be able to compete effectively in Japan. Although IHI must purchase certain critical components from us, IHI may manufacture competing array test systems based on our technology. If this occurs, our business could be harmed.

    We have granted IHI the non-exclusive right to manufacture and sell array test systems based on our technology, excluding technology incorporated into some critical components, in Korea, Taiwan and several other countries. Although IHI has never manufactured these products, nor sold these products in countries other than Japan, our business could be harmed if IHI manufactures and sells array test systems in competition with our own in these countries.

Competition

    The FPD, CRT and PCB assembly and advanced semiconductor packaging industries are highly competitive. We face substantial competition from established competitors that have greater financial, engineering and manufacturing resources than us and have larger service organizations and long-standing customer relationships. Our competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures may force price reductions that could harm our results of operations. Our customers may also develop technology and equipment which may reduce or eliminate their need to purchase our products. Although we believe we have certain technological and other advantages over our competitors, maintaining and capitalizing on these advantages will require us to continue a high level of investment in engineering, research and development, marketing and customer service support. There can be no assurance that we will have sufficient resources to continue to make these investments or that we will be able to make the technological advances necessary to maintain such competitive advantages.

New Products and Processes

    We believe that our future success will depend in part upon our ability to continue to enhance our existing products and to develop and manufacture new products. For example, the size of FPD substrates and resolution of FPDs have changed frequently and may continue to change requiring us to redesign or reconfigure our FPD products. Similarly, as semiconductors, PCBs and semiconductor packaging technologies have become more complex, our wholly owned subsidiary, CR Technology, has been forced to continually redefine its product offerings. In addition, a substantial portion of our revenue is derived from sales of products based upon active matrix liquid crystal display ("AMLCD") technology. An industry shift away from AMLCD technology to existing or new competing technologies could reduce the demand for our products and harm our business.

    As a result, we expect to continue to make a significant investment in engineering, research and development. There can be no assurance that we will be successful in the introduction, marketing and cost effective manufacture of any of our new products; that we will be able to timely develop and introduce new products and enhance our existing products and processes to satisfy customer needs or achieve market acceptance; or that the new markets for which we are developing new products or expect to sell current products will develop sufficiently. To develop new products successfully, we depend on close relationships with our customers and the willingness of those customers to share information with us. The failure to develop products and introduce them successfully and in a timely manner could harm our competitive position and results of operations.

Key Employees

    Our future success depends in part on our ability to retain key personnel, particularly senior management and engineers. We also need to attract additional skilled personnel in all areas of our business to grow. There can be no assurance that we will be able to retain our existing personnel or attract additional qualified employees in the future. Other than Kenneth Wawrew, Vice President of Photon Dynamics and President, CRT Display and Glass Division, we generally do not have employment contracts with our key employees and do not maintain key person life insurance on any of our employees.

Acquisitions

    We may pursue acquisitions of complementary product lines, technologies or businesses, such as the acquisition of CR Technology in November 1999 and, acquisition of IPS in December 2000 and the acquisition of Intelligent Reasoning Systems Inc. in July 2001. Acquisitions may result in potentially dilutive issuances of equity securities, incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could harm our profitability. In addition, current or future acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which we have no or limited direct prior experience, and the potential loss of key employees of the acquired company. There can be no assurance as to the effect of future acquisitions on our business or operating results.

Intellectual Property and Infringement

    Our success depends in large part on our intellectual property. While we attempt to protect our intellectual property through patents, copyrights and trade secrets, there can be no assurance that we will successfully protect our technology or that competitors will not be able to develop similar technology independently. No assurance can be given that the claims allowed on any patents held by us will be sufficiently broad to protect our technology. In addition, no assurance can be given that any patents issued to us will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to us. Litigation may be necessary in the future to enforce our patents and other intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Even if successful, litigation could be expensive and divert important management resources. If our intellectual property were not properly protected, our business could be harmed.

Regional Electric Shortages

    Recently, California has been experiencing an electric power supply shortage that has resulted in the intermittent loss of power in some areas in the form of rolling blackouts. While we have not experienced any power failures to date, a blackout may affect our ability to manufacture products and meet scheduled deliveries. If blackouts were to interrupt our power supply, we would be temporarily unable to continue operations at some of our facilities. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could harm our business and results of operations.

Environmental Regulations

    Some of our PCB assembly and advanced semiconductor packaging products are subject to regulation by the U.S. Food and Drug Administration, the California Department of Public Health and other agencies in each jurisdiction where these products are sold or used. Compliance with these regulations is time-consuming and expensive and may delay or even prevent sales in the U.S. or other jurisdictions. If we fail to comply with these regulations, we could face fines or penalties, and sales of our products could be prohibited. These fines, penalties and prohibitions could harm our business.

    We are also subject to federal, state and local regulations related to the use, storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used in our manufacturing process. Failure to comply with current or future regulations could result in substantial fines being imposed on us, suspension of production, alteration of our manufacturing processes or cessation of operations. New environmental regulations could also require us to purchase expensive equipment or incur other significant expenses to ensure compliance. Unanticipated environmental compliance costs could harm our business.

Common Stock Price Volatility

    The market price of our common stock could fluctuate significantly in response to variations in quarterly operating results and other factors, such as:

  •
  announcements of technological innovations or new products by us or by our competitors;

  •
  government regulations;

  •
  developments in patent or other property rights; and

  •
  developments in our relationships with our customers.

    In addition, the stock market has in recent years experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations, general economic condition and specific conditions in the FPD and PCB assembly and advanced semiconductor packaging industries may adversely affect the market price of our common stock.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Rate Risk

    The current foreign exchange exposure in all international operations is deemed to be immaterial. We believe the impact of a 10% change in exchange rates would not be material to our financial condition and results of operations. Accordingly, we do not use derivative financial investments to hedge our current foreign exchange exposure.

Market Risk

    Our exposure to market risk for changes in interest rates relates primarily to our short-term investment portfolio. We do not have derivative financial instruments in our portfolio. The following table presents principal amounts and related weighted average interest rates by year of maturity for the Company's short-term investment portfolio:

	2000	Fair Value
	(in thousands)
Short-term investments
Fixed rate securities	$93,019	$93,003
Average interest rate	6.60%

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Photon Dynamics, Inc.

    We have audited the restated consolidated balance sheets of Photon Dynamics, Inc. (formed as a result of the consolidation of Photon Dynamics, Inc. and Photon Dynamics Canada Inc., formerly known as Image Processing Systems Inc.) as of September 30, 2000 and 1999, and the related restated consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 2000. The restated consolidated financial statements give retroactive effect to the merger of Photon Dynamics, Inc. and Photon Dynamics Canada Inc., on December 22, 2000 and the merger of Photon Dynamics, Inc. and CR Technology, Inc. on November 30, 1999, which have been accounted for using the pooling of interests method as described in the notes to the restated consolidated financial statements. These restated financial statements are the responsibility of the management of Photon Dynamics, Inc. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Photon Dynamics Canada Inc. as of September 30, 2000 and for the twelve month period then ended and as of March 31, 2000 and 1999 and for each of the two years in the period ended March 31, 2000, which statements reflect total assets of $11.1 million and net loss of $1.5 million as of September 30, 2000 and for the twelve month period then ended and total assets of $11.2 million and $14.7 million as of March 31, 2000 and 1999, respectively, and net income of $500,000 and net loss of $7 million for the years ended March 31, 2000 and March 31, 1999, respectively, of the years in the two years ended March 31, 2000, included in the related 2000, 1999 and 1998 restated consolidated financial statements. We also did not audit financial statements of CR Technology, Inc. for the year ended December 31, 1998, which statements reflect total assets of $4.2 million included in the related restated consolidated financial statement totals as of September 30, 1998, and which reflect net income of $258,000 included in the related 1998 restated consolidated financial statement totals for the year ended September 30, 1998. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Photon Dynamics Canada Inc. and CR Technology, Inc., are based solely on the reports of the other auditors.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the restated consolidated financial position of Photon Dynamics, Inc. as of September 30, 2000 and 1999, and the restated consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2000, after giving retroactive effect to the merger of Photon Dynamics Canada Inc. and CR Technology, Inc., as described in the notes to the restated consolidated financial statements, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

San Jose, California
August 3, 2001

REPORT OF CACCIAMATTA ACCOUNTANCY CORPORATION,
INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of
CR Technology, Inc.

    We have audited the consolidated balance sheets of CR Technology, Inc. and Subsidiary as of December 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended not presented separately herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CR Technology, Inc. and Subsidiary as of December 31, 1998, and the results of their consolidated operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ CACCIAMATTA ACCOUNTANCY CORPORATION

Irvine, California
May 7, 1999 (except for
Note 11, as to which the
date is August 25, 1999)

AUDITORS' REPORT

To the Directors of
 Photon Dynamics Canada Inc.,

    We have audited the consolidated balance sheets of PHOTON DYNAMICS CANADA INC. (formerly known as Image Processing Systems Inc.) as at September 30, 2000 and March 31, 2000 and the consolidated statements of operations, deficit and cash flows for each of the twelve month periods ended September 30, 2000 and March 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2000 and March 31, 2000 and the results of its operations and its cash flows for each of the twelve month periods ended September 30, 2000 and March 31, 2000 and 1999 in accordance with Canadian generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Mississauga, Canada
August 3, 2001

PHOTON DYNAMICS, INC.
RESTATED CONSOLIDATED BALANCE SHEETS

	September 30,
	2000	1999
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$9,723	$8,295
Short-term investments	93,003	1,605
Accounts receivable, net of allowance of $1,751 and $1,366 as of September 30, 2000 and 1999, respectively	24,828	17,883
Inventories	16,523	9,729
Other current assets	4,810	1,011

Total current assets	148,887	38,523
Property and equipment, net	4,111	3,401
Other assets	2,056	967

Total assets	$155,054	$42,891

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,622	$5,611
Other current liabilities	14,339	6,516
Deferred revenue	1,884	1,217

Total current liabilities	22,845	13,344
Other liabilities	409	212
Commitments and contingencies	—	—
Shareholders' equity:
Preferred stock, no par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, no par value, 20,000,000 shares authorized, 12,959,095 and 10,758,496 shares issued and outstanding as of September 30, 2000 and 1999, respectively	159,723	70,602
Accumulated deficit	(28,571)	(42,121)
Accumulated other comprehensive income	648	854

Total shareholders' equity	131,800	29,335

Total liabilities and shareholders' equity	$155,054	$42,891

See accompanying notes to restated consolidated financial statements.

PHOTON DYNAMICS, INC.
RESTATED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended September 30,
	2000	1999	1998
	(in thousands, except per share data)
Revenue	$94,757	$62,011	$41,061
Cost of revenue	50,624	34,391	23,697

Gross margin	44,133	27,620	17,364
Operating expenses:
Research and development	14,196	8,147	8,614
Selling, general and administrative	16,523	15,836	13,943
Non-recurring acquisition charges	860	—	—
Asset recovery related to product line disposal	—	—	(350)

Total operating expenses	31,579	23,983	22,207
Income (loss) from operations	12,554	3,637	(4,843)
Interest income and other, net	4,219	154	299

Income (loss) before income taxes	16,773	3,791	(4,544)
Provision for income taxes	3,238	673	73

Income (loss) from continuing operations	13,535	3,118	(4,617)
Loss from discontinued operations	—	—	(1,768)
Loss on disposal of discontinued operations	—	—	(2,082)

Net income (loss)	$13,535	$3,118	$(8,467)

Earnings (loss) per share from continuing operations:
Basic	$1.13	$0.31	$(0.47)
Diluted	$1.04	$0.29	$(0.47)
Earnings (loss) per share from discontinued operations:
Basic	—	—	$(0.39)
Diluted	—	—	$(0.39)
Net earnings (loss) per share:
Basic	$1.13	$0.31	$(0.86)
Diluted	$1.04	$0.29	$(0.86)
Weighted average number of shares:
Basic	11,949	10,178	9,818
Diluted	13,050	10,909	9,818

See accompanying notes to restated consolidated financial statements.

PHOTON DYNAMICS, INC.
RESTATED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock		Accumulated Other Comprehensive Income (Loss)	Notes Receivable from Shareholders
					Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
	(in thousands)
Balances at September 30, 1997	9,724	$66,119	$1,233	$(115)	$(36,705)	$30,532
Components of comprehensive loss:
Net loss	—	—	—	—	(8,467)	(8,467)
Currency translation adjustments	—	—	(786)	—	—	(786)

Total comprehensive loss						(9,253)
Net issuance of common stock	241	491	—	—	—	491
Repurchase of common stock	(46)	(45)	—	—	—	(45)
Repayment of notes receivable	—	—	—	30	—	30

Balances at September 30, 1998	9,919	66,565	447	(85)	(45,172)	21,755
Components of comprehensive income:
Net income	—	—	—	—	3,118	3,118
Change in unrealized loss on investments	—	—	(2)	—	—	(2)
Currency translation adjustments	—	—	409	—	—	409

Total comprehensive income						3,525

Net issuance of common stock	840	4,037	—	—	—	4,037
Repayment of notes receivable	—	—	—	85	—	85
Pooling adjustment with CR Technology, Inc.	—	—	—	—	(67)	(67)

Balances at September 30, 1999	10,759	70,602	854	—	(42,121)	29,335
Components of comprehensive income:
Net income	—	—	—	—	13,535	13,535
Change in unrealized gain on investments	—	—	13	—	—	13
Currency translation adjustments	—	—	(219)	—	—	(219)

Total comprehensive income	—					13,329

Net issuance of common stock	2,200	85,900	—	—	—	85,900
Stock compensation expense	—	481	—	—	—	481
Tax benefit from stock option exercises	—	2,740	—	—	—	2,740
Pooling adjustment with IPS	—	—	—	—	15	15

Balances at September 30, 2000	12,959	$159,723	$648	$—	$(28,571)	$131,800

See accompanying notes to restated consolidated financial statements.

PHOTON DYNAMICS, INC.
RESTATED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended September 30,
	2000	1999	1998
	(in thousands)
Cash flows from operating activities:
Net income (loss) from continuing operations	$13,535	$3,118	$(4,617)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,517	1,391	1,706
Loss on disposal of equipment	14	—	—
Unrealized loss on short-term investments	—	2	—
Stock compensation expense	536	48	2
Reversal of funding liability	(265)	(256)	—
Changes in assets and liabilities:
Accounts receivable	(8,121)	(6,167)	5,946
Inventories	(6,985)	882	(1,983)
Other current assets	(1,335)	(635)	260
Other assets	(586)	69	14
Accounts payable	3,091	209	(1,500)
Other current liabilities	7,503	2,049	845
Deferred revenue	243	240	286

Net cash provided by operating activities from continuing operations	9,147	950	959
Net cash used in operating activities from discontinued operations	—	—	(1,979)

Net cash provided by (used in) operating activities	$9,147	$950	$(1,020)

Cash flows from investing activities:
Purchase of property and equipment	$(2,697)	$(1,017)	$(990)
Investment in other assets	(482)	(21)	(198)
Purchase of short-term investments	(261,930)	(1,500)	(25)
Redemption of short-term investments	170,519	177	140

Net cash used in investing activities from continuing operations	(94,590)	(2,361)	(1,073)
Net cash used in investing activities from discontinued operations	—	(1,059)	(463)

Net cash used in investing activities	$(94,590)	$(3,420)	$(1,536)

Cash flows from financing activities:
Issuance of common stock, net	$88,895	$3,991	$488
Proceeds from notes receivable to shareholders	—	85	30
Canadian government advance	312	209	—
Bank loan payment	(556)	—	—
Proceeds from bank loan	—	—	227
Capital lease payments	—	—	(83)
Stock repurchases	—	—	(45)
Payments under line of credit	—	—	(50)

Net cash provided by financing activities from continuing operations	88,651	4,285	567
Net cash provided by (used in) financing activities from discontinued operations	—	—	(352)

Net cash provided by financing activities	$88,651	$4,285	$215

Effect of exchange rate changes on cash and cash equivalents	$(45)	$1,032	$583
Adjustment to conform to fiscal year of CR Technology, Inc. and IPS	(1,735)	(116)	—

Net increase (decrease) in cash and cash equivalents	1,428	2,731	(1,758)
Cash and cash equivalents at beginning of period	8,295	5,564	7,322

Cash and cash equivalents at end of period	$9,723	$8,295	$5,564

Supplemental cash flow disclosures:
Income taxes paid	$582	$(232)	$(45)
Interest paid	$22	$59	$96
Supplemental non-cash financing activities disclosure:
Income tax benefit from employee stock plans	$2,740	$—	$—

See accompanying notes to restated consolidated financial statements.

PHOTON DYNAMICS, INC.
NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—Summary of Significant Accounting Policies

    Description of the Operations and Principles of Consolidation.  Photon Dynamics, Inc. ("Photon Dynamics" or the "Company") is a leading provider of yield management solutions to the flat panel display ("FPD") industry, the printed circuit board ("PCB") assembly and advanced semiconductor packaging (collectively, "semiconductor inspection") industries and the cathode ray tube ("CRT") display and glass inspection industry. The restated consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

  Basis of Presentation

    On November 30, 1999, the Company acquired CR Technology, Inc. ("CR Technology"), a California corporation. This transaction was accounted for as a pooling of interests and accordingly, the consolidated financial statements for the years ended September 30, 1999 and 1998 were previously restated to include the financial position, results of operations and cash flows for CR Technology as if the combination had been consummated as of the beginning of the earliest period presented. Such restated consolidated financial statements became the historical financial statements of the Company.

    On December 22, 2000, the Company acquired Photon Dynamics Canada Inc., formerly known as Image Processing Systems Inc. ("IPS"). This transaction was also accounted for as a pooling of interests. The consolidated financial statements of the Company have been restated to include the financial position, results of operations and cash flows of IPS as if the combination had been consummated as of the beginning of the earliest period presented. The financial statements of IPS were also adjusted for any difference in the generally accepted accounting principles in the United States and Cananda before being combined with the consolidated financial statements of the Company. Historical operating results for the Company's fiscal years ended September 30, 2000, 1999 and 1998 have been combined with the historical operating results of IPS for the twelve months ended September 30, 2000 and for the years ended March 31, 2000 and 1999, respectively. These restated consolidated financial statements became the Company's historical financial statements upon the issuance of the financial statements for the quarter ended December 31, 2000. As a result the results of operations of IPS for the six months ended March 31, 2000 have been included in both of the years ended September 30, 2000 and 1999. IPS' net loss for the six months ended March 31, 2000 has been reflected as an adjustment to shareholders' equity in the accompanying financial statements during the year ended September 30, 2000.

    The unaudited results of operations of IPS for the six months ended March 31, 2000 are summarized as follows:

Six Months Ended March 31, 2000
(in thousands)
Revenue	$7,050
Operating income	$14
Net loss	$(15)

    Management Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates made by management include the calculation of allowance for doubtful accounts and warranty and installation provisions.

    Concentration of Credit Risk.  Financial instruments, which potentially subject the Company to credit risk, consist principally of short-term investments and accounts receivable.

    The Company invests excess cash in securities that the Company believes bear minimal risk. These investments are of a short-term nature and include investments in auction rate preferred securities, commercial paper and government and corporate debt securities. The Company has not experienced any losses to due to institutional failure or bankruptcy.

    A majority of the Company's principle customers are located in Asia, primarily Japan, Taiwan and Korea, and in Europe. Therefore, the Company's sales to these countries may be adversely affected by the overall health of these economies, including the effects of currency exchange rate fluctuations. The Company generally sells its products on net-30 day terms to its customers with a small portion held back until final acceptance and generally does not require collateral for most of its trade accounts receivable. For sales to some of its customers in certain geographic regions, the Company requires letters of credit or substantial deposits prior to product shipments to such customers. The Company believes its credit evaluation and monitoring mitigates its credit risk.

    Cash Equivalents and Short-Term Investments.  Cash equivalents consist of highly liquid investments with insignificant interest rate risk and have original maturity dates of three months or less from the date of acquisition. Short-term investments include marketable securities with maturities less than one year from the date of acquisition. The Company has classified all securities as available-for-sale as of the balance sheet dates. Investments classified as available-for-sale are reported at fair value with unrealized gains or losses excluded from earnings and reported as a separate component of comprehensive income (loss) until realized.

    Fair Value of Financial Instruments.  The amounts reported as short-term investments reasonably estimate fair value. The fair value of the Company's cash, cash equivalents, accounts receivable, accounts payable and other current liabilities approximates the carrying amount due to the relatively short maturity of these items.

    Inventories.  Inventories are stated at the lower of cost (on a first-in, first-out basis) or market.

    Property and Equipment.  Property and equipment are recorded at cost. Depreciation of property and equipment is principally based on the straight-line method over the estimated useful lives of the assets which ranges from three to five years. The shorter of the life of the lease or the useful life is used for the amortization of equipment capitalized under lease obligations.

    Revenue Recognition.  The Company generally recognizes revenue from product sales when the product is shipped. The Company demonstrates that the product meets its specifications and requires customer acceptance prior to shipment. The Company typically provides a limited warranty on its products for a period of one year. A provision for the estimated costs of fulfilling warranty and installation obligations is recorded at the time the related revenue is recognized. Service contract revenues are deferred and recognized ratably over the period of the related contract.

    Advertising.  Advertising costs are expensed as incurred. Advertising expense was $93,000, $122,000 and $90,000 for fiscal 2000, 1999 and 1998, respectively.

    Income Taxes.  The Company accounts for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that will be in effect when differences are expected to reverse.

    Foreign Currency.  The functional currencies of the Company's foreign subsidiaries are their respective local currencies. Accordingly, all assets and liabilities of the foreign operations are translated to U.S. dollars at current period end exchange rates, and revenues and expenses are translated to U.S. dollars using weighted average exchange rates in effect during the period. The gains and losses from foreign currency translation of these subsidiaries' financial statements are recorded directly into a separate component of shareholders' equity. Currency transaction gains and losses have been included in the Company's results of operations.

    Stock-Based Compensation Plans.  In accordance with the provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"), the Company accounts for its stock option and employee stock purchase plans in accordance with the provisions of APB Opinion No. 25, Accounting For Stock Issued to Employees. The Company provides additional pro forma disclosures as required by FAS 123. (see Note 7)

    Earnings Per Share.  The Company computes its earnings per share under the provisions of FASB Statement No. 128, Earnings Per Share. Basic earnings per share is calculated using the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed in the same manner and also gives effect to all dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of stock options issued to employees under employee stock option plans and of warrants. (see Note 10)

    Segment Information.  As of October 1998, the Company adopted FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("FAS 131"). The new rules establish revised standards for the reporting of financial and descriptive information about operating segments in financial statements. The adoption of FAS 131 did not have a material effect on the Company's consolidated results of operations or financial position. (see Note 9)

    Recent Accounting Pronouncements.  On October 1, 2000, the Company adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). FAS 133, as amended, establishes methods for recording derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The Company currently does not hold any derivative instruments and does not engage in hedging activities. Therefore the adoption of FAS 133, as amended, has not had any impact on its consolidated financial position or results of operations

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). In October 2000, the SEC released the frequently asked question and answer ("FAQ's") related to SAB 101. SAB 101 and the FAQ's summarize certain views of the SEC in applying generally accepted accounting principles to revenue recognition in financial statements. Changes in the Company's revenue recognition policy resulting from the interpretation of SAB 101 will be reported as a change in accounting principle no later than the quarter ending September 30, 2001. The change in the revenue recognition policy will result in a cumulative adjustment to reflect the deferral of revenue for shipments previously reported as revenue that do not meet SAB 101 revenue recognition guidance. Although the Company believes its revenue recognition policy is in accordance with generally accepted accounting principles, the Company is currently studying SAB 101 and the FAQ's and has not determined its impact on the Company's financial statements.

NOTE 2—Balance Sheet Components

	September 30,
	2000	1999
	(in thousands)
Inventories:
Raw materials	$9,025	$5,822
Work-in-process	7,311	3,099
Finished goods	187	808

Total	$16,523	$9,729

Property and equipment:
Equipment	$8,317	$6,920
Office furniture and fixtures	1,214	990
Leasehold improvements	1,895	1,543

	11,426	9,453
Less: accumulated depreciation and amortization	(7,315)	(6,052)

Total	$4,111	$3,401

Other current liabilities:
Warranty	$3,609	$1,867
Compensation	3,540	2,072
Commissions	1,463	1,081
Acquisition charges	2,670	—
Income taxes	284	305
Other accrued expenses	2,773	1,191

Total	$14,339	$6,516

NOTE 3—Non-Recurring Acquisition and Other Charges

    Acquisitions.  In December 2000, the Company acquired Photon Dynamics Canada Inc., formerly known as Image Processing Systems Inc. ("IPS") in exchange for approximately 1,139,000 shares of its common stock. This acquisition was accounted for as a pooling of interests. IPS shareholders received 0.0447 exchangeable shares for each common share of IPS held. Each exchangeable share can be exchanged into Photon Dynamics' common stock on a one for one basis at any time within five years.

    In November 1999, the Company acquired CR Technology, Inc. ("CR Technology") in exchange for approximately 1,835,000 shares of its common stock with the acquisition accounted for as a pooling of interests. The Company incurred $860,000 in acquisition related charges primarily consisting of legal, accounting and investment banking fees.

    The consolidated financial statements for the years ended September 30, 2000, 1999 and 1998 have been retroactively restated to include the financial position, results of operations and cash flows of IPS. Financial information for Photon Dynamics' fiscal years ended September 30, 2000, 1999 and 1998 have been combined with IPS' financial information for the twelve months ended September 30, 2000 and for the years ended March 31, 2000 and March 31, 1999, respectively. As a result, IPS' results of operations for the six months ended March 31, 2000 have been included in both fiscal years ended September 30, 2000 and 1999.

    The consolidated financial statements of the Company for the years ended September 30, 1999 and 1998 had previously been retroactively restated to include the financial position, results of operations and cash flows of CR Technology as the acquisition of this company was accounted for as a pooling of interests. Financial information for Photon Dynamics' fiscal years ended September 30, 1999 and 1998 were combined with CR Technology's financial information for the twelve months ended September 30, 1999 and for the years ended December 31, 1998, respectively. Therefore, CR Technology's results of operations for the three months ended December 31, 1998 were included in both years.

    The unaudited results of operations of IPS for the six month period ended March 31, 2000 and CR Technology for the three month period ended December 31, 1998 are summarized as follows:

	CRT Three months ended December 31, 1998	IPS Six months ended March 31, 2000
	(Unaudited)	(Unaudited)
	(in thousands)
Revenue	$2,423	$7,050
Operating income	$9	$14
Net income (loss)	$67	$(15)

    The following presents certain statement of operations data of Photon Dynamics, IPS and CR Technology for the periods prior to the acquisition:

	Year ended September 30,
	2000	1999	1998
	(in thousands)
Revenue:
Photon Dynamics	$82,234	$31,562	$22,420
IPS	12,523	16,580	10,091
CR Technology	—	13,869	8,550

Consolidated revenue	$94,757	$62,011	$41,061

Net income (loss):
Photon Dynamics	$14,753	$1,170	$(1,465)
IPS	(1,218)	845	(7,260)
CR Technology	—	1,103	258

Consolidated net income (loss)	$13,535	$3,118	$(8,467)

    Other Charges.  In December 1997, the Company received $350,000 related to the discontinuation of its defect monitoring tool product in September 1996. The Company had expensed the inventory and assets associated with this product in fiscal 1996.

NOTE 4—Line of Credit

    In March 2000, the Company entered into a $4.0 million bank line of credit, which expires March 25, 2001 and bears interest at the bank's prime rate (9.50% at September 30, 2000). The line of credit is secured by substantially all of the Company's assets and contains certain financial and other covenants. The Company is eligible to borrow against a portion of accounts receivable. The Company was in compliance with all covenants as of September 30, 2000. There were no amounts outstanding under this agreement as of September 30, 2000.

    The Company's wholly-owned subsidiary, CR Technology, has a $1.5 million revolving bank line of credit, which expired in February 2001 and beared interest at the bank's prime rate (9.50% at September 30, 2000). The line of credit is secured by substantially all of CR Technology's assets and contains certain financial and other covenants. CR Technology is eligible to borrow on an unsecured basis. CR Technology was in compliance with all covenants as of September 30, 2000. There were no amounts outstanding under this agreement as of September 30, 2000.

    The Company's wholly-owned subsidiary, IPS, has a $1.3 million ($2.0 million Canadian dollars) revolving bank line of credit with a Canadian financial institution and bears interest at the bank's prime rate plus 3% (10.5% at September 30, 2000). The line of credit is secured by substantially all of IPS' assets and contains certain financial and other covenants. IPS was not in compliance with all covenants as of September 30, 2000 and obtained the requisite waivers from the bank. No amounts were outstanding under this agreement as of September 30, 2000.

    As of September 31, 1999, a letter of guarantee was outstanding in the amout of $840,000 in favor of a customer as a performance guarantee per the terms of a contract between the customer and Image Processing Systems. This letter of guarantee expired on July 31, 2000.

NOTE 5—Short-Term Investments

    The amortized cost and estimated fair value of securities available-for-sale are as follows:

	Gross Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
September 30, 2000
Government securities	$7,520	—	—	$7,520
Auction rate preferred securities	58,830	—	—	58,830
Commercial paper and corporate debt securities	26,669	—	(16)	26,653

Included in short-term investments	$93,019	$—	$(16)	$93,003

September 30, 1999
Government securities	$26	—	—	$26
Auction rate preferred securities	1,500	—	—	1,500
Commercial paper and corporate debt securities	79	—	—	79

Included in short-term investments	$1,605	$—	$—	$1,605

NOTE 6—Income Taxes

    The provision for income taxes consists of the following:

	September 30,
	2000 ($)	1999 ($)	1998 ($)
	(in thousands)
Current:
Federal	$3,199	$111	$7
State	2	151	118
Foreign	37	71	108
Deferred:
Federal	—	340	(160)

Provision for income taxes	$3,238	$673	$73

    Actual domestic current liabilities reflect $2.7 million for fiscal 2000 due to employee stock option-related tax benefits which were credited to shareholders' equity.

    Income (loss) before income taxes consists of the following:

	September 30,
	2000	1999	1998
	(in thousands)
Domestic	$17,991	$2,946	$(1,134)
Foreign	(1,218)	845	(3,410)

	$16,773	$3,791	$(4,544)

    The significant components of the Company's deferred tax assets are as follows:

	September 30,
	2000	1999
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$2,496	$5,395
Research credit carryforwards	2,549	1,800
Canadian research and development expenditures	2,093	1,826
Capitalized research costs	432	419
Inventory writedowns	1,591	980
Depreciation	455	462
Allowance for doubtful accounts	1,583	453
Expenses not currently deductible	1,851	1,403
Other individually immaterial items	303	252

Total deferred tax assets	13,353	12,990
Valuation allowance	(13,353)	(12,822)

Net deferred tax assets	$—	$168
Deferred tax liabilities	—	(168)

Total net deferred tax assets	$—	$—

    The valuation allowance increased by approximately $0.5 million in both fiscal 2000 and 1999. As of September 30, 2000, approximately $5.1 million of the valuation allowance is related to the benefits of stock option deductions, which will be credited to paid-in capital when realized.

    As of September 30, 2000, the Company has federal net operating loss carryforwards of approximately $3.0 million. The Company also has federal and state research and development tax credit carryforwards of $1.7 million and $1.2 million, respectively. The domestic net operating loss and credit carryforwards will expire at various times beginning in 2001, if not utilized.

    The Company has cumulative foreign loss carryforwards for Canadian income tax purposes of approximately $3.0 million. These tax losses will expire at various times beginning in 2001, if not utilized.

    The Company has cumulative Canadian scientific research and development expenditures ("SR&D") available for deduction in future years of approximately of $4.7 million. These deductible SR&D can be carried forward to reduce future Canadian taxable income indefinitely.

    Under certain provisions of the Internal Revenue Code of 1986, as amended, the availability of the Company's domestic net operating loss and tax credit carryforwards may be subject to limitation if it should be determined that there has been a change in ownership of more that 50% of the value of the Company's stock. Such determination could limit the utilization of net operating loss and tax credit carryforwards.

    The reconciliation of the U.S. federal statutory income tax rate to the Company's effective income tax rate is as follows:

	September 30,
	2000	1999	1998
	(in thousands)
Expected provision (benefit) at federal statutory rate	$5,871	$1,327	$(1,590)
Alternative minimum taxes	—	66	28
State taxes	2	151	117
Other individually immaterial items	(224)	(195)	(198)
Foreign tax rate greater than U.S. tax rate	(108)	81	(327)
Losses (benefited)/not benefited	(2,303)	(757)	2,043

Provision for income taxes	$3,238	$673	$73

    Deferred tax assets reflect net operating loss and credit carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

NOTE 7—Shareholders' Equity and Employee Benefits

    Common Stock.  In February 2000, the Company completed a public offering of 2,000,000 shares of its common stock at a price of $55.00 per share. Approximately 1,321,000 shares were sold by the Company and approximately 679,000 shares were sold by a shareholder of the Company. Proceeds of approximately $68.0 million, net of issuance costs, were received from the offering. In March 2000, the Company received additional proceeds of approximately $15.6 million from the sale of an additional 300,000 shares of its common stock as a result of the underwriters exercising their over-allotment option.

    Warrants.  In June 2000, all outstanding warrants expired. No warrants have been issued subsequent to June 2000.

    On December 17, 1999, in connection with a private placement, IPS issued 4,761,905 special warrants to investors at a price of $1.05 (Canadian dollars) each. On March 24, 2000, all special warrants were automatically exchanged for an equal number of IPS common shares. The underwriting agent received an option to purchase 476,191 shares of IPS common stock at an exercise price of $1.18 (Canadian dollars) per share. This option expires on December 17, 2001, and has not been exercised as of September 30, 2000. Upon acquisition of IPS by Photon Dynamics, the underwriters' option was converted into an option to purchase 21,285 exchangeable Shares of IPS at an exercise price of $26.40 each which are convertible into Photon Dynamics common shares on a one to one ratio.

    Notes Receivable from Shareholders.  Notes bearing interest at 6.83% per annum were issued to certain employees exercising their stock options as well as advances to purchase shares on the open market. The notes are secured by the shares purchased. At September 30, 1999, all notes from shareholders had been collected.

    Stock Option Plans.  Under the Company's 1987 and 1995 stock option plans, the CR Technology, Inc. 1983 Stock Option Plan, the CR Technology, Inc. 1991 Stock Option Plan and the IPS Amended Share Incentive Plan (collectively, the "Option Plans"), the Board of Directors may, at its discretion, grant incentive or non-qualified stock options to employees, officers, directors and consultants at prices no less than 100% of the fair market value of shares at the date of grant. The plan also permits the grant of stock bonus awards to qualified individuals. Options generally become exercisable in 50 equal installments commencing 6 months from the date of grant and expire ten years after the options are granted.

    On November 27, 1998, employees of the Company, excluding members of the Board of Directors, holding options with exercise prices of $5.00 or higher were granted the opportunity to surrender those options and replace them with new options having an exercise price of $4.50, the closing market price of the Company's common stock on that date, and begin a new vesting schedule from the date of grant. A total of 431,833 options were surrendered in exchange for 353,464 new options.

    In connection with the Company's acquisition of CR Technology in November 1999, 104,500 options granted under CR Technology's option plans were converted into 125,742 options to purchase shares of the Company's common stock at an average converted exercise price of $0.26. The options are exercisable in four equal annual installments commencing one year from the date of grant and expire ten years from the original date of grant.

    In connection with the Company's acquisition of IPS in December 2000, 2,828,210 options granted under IPS' option plan were converted into 126,421 options to purchase shares of the Company's common stock at an average converted exercise price of $17.28 per share. These options are exercisable generally over a three year period with vesting that begins either immediately or after one year. All options granted expire 5 years after the original date of grant.

	Available For Grant	Options Outstanding	Weighted- Average Exercise Price
Balances at September 30, 1997	396,729	1,275,831	$4.73

Additional shares reserved	300,000	—	—
Options granted	(448,162)	448,162	4.56
Options canceled/expired	276,200	(276,200)	5.43
Options exercised	—	(131,639)	1.05

Balances at September 30, 1998	524,767	1,316,154	4.89

Additional shares reserved	230,000	—	—
Options granted	(809,795)	809,795	5.86
Options canceled/expired	548,951	(548,951)	6.59
Options exercised	—	(299,825)	2.13

Balances at September 30, 1999	493,923	1,277,173	5.43

Additional shares reserved	350,000	—	—
Options granted	(614,039)	614,039	36.97
Options canceled/expired	78,833	(78,833)	19.71
Options exercised	—	(448,622)	3.25

Balances at September 30, 2000	308,717	1,363,757	$19.50

    The following table summarizes information about stock options outstanding (including CR Technology and IPS on an equivalent basis) as of September 30, 2000:

	Options Outstanding			Options Vested and Exercisable
Range of Exercise Prices	Number of Shares Outstanding at September 30, 2000	Weighted- Average Remaining Contract Life (in years)	Weighted-Average Exercise Price at September 30, 2000	Number Vested and Exercisable	Weighted-Average Exercise Price at September 30, 2000
$0.17 — $ 4.13	232,180	6.96	$3.08	110,448	$2.56
$4.50 — $ 4.50	243,134	8.16	$4.50	206,804	$4.50
$4.63 — $ 9.57	191,486	7.20	$7.31	74,238	$7.45
$11.00 — $26.05	248,892	7.45	$18.42	67,098	$19.03
$26.20 — $35.32	176,651	8.38	$33.05	44,731	$32.55
$35.88 — $46.38	59,610	9.59	$42.81	12,171	$38.14
$47.31 — $47.31	178,154	9.54	$47.31	19,849	$47.31
$59.00 — $59.00	33,650	9.74	$59.00	—	$—

$0.17 — $59.00	1,363,757	8.00	$19.50	535,339	$11.02

    The weighted average fair value of options granted in fiscal 2000, 1999 and 1998 was $22.62, $2.66 and $1.99, respectively. Options exercisable were 480,964, 530,883 and 625,551 as of September 30, 2000, 1999 and 1998, respectively.

    Employee Purchase Plan.  The Company's employee stock purchase plan provides that eligible employees may contribute up to 10% of their base earnings, through accumulated payroll deductions, toward the semi-annual purchase of the Company's common stock. Participants purchase shares on the last day of each offering period. In general, the price at which shares are purchased is equal to 85% of the lower of the fair market value of a share of common stock on the first day of the two-year offering period or the purchase date. Compensation expense of $481,000 was recorded in fiscal 2000 in connection with the plan. In fiscal 2000, 1999 and 1998, employees purchased 98,019, 121,876 and 109,664 shares, respectively. At September 30, 2000, 251,758 shares were reserved and available for issuance under the plan. The weighted-average fair value of shares issued in fiscal 2000, 1999 and 1998 is $3.57, $1.86 and $1.59, respectively.

    Pro Forma Net Income and Earnings Per Share.  Pro forma information regarding net income and earnings per share is required by FAS 123 and has been determined as if the Company had accounted for its employee stock purchase plan and employee stock options granted subsequent to September 30, 1995 under the fair value method of FAS 123. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model for the multiple option approach with the following weighted-average assumptions:

	2000	1999	1998
Stock option plan:
Expected stock price volatility	0.94	0.80	0.80
Risk free interest rate	6.15%	4.73%	5.54%
Expected life of options (years)	3	2	3
Stock purchase plan:
Expected stock price volatility	0.81	0.80	0.79
Risk free interest rate	5.36%	5.31%	5.30%
Expected life of options (years)	2	2	1.5

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock option and employee stock purchase plans have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such Company options.

    For purposes of pro forma disclosures required by FAS 123, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information for the years ended September 30, 2000, 1999 and 1998 is as follows:

	Year ended September 30,
	2000	1999	1998
	(in thousands, except per share data)
Pro forma net income (loss)	$8,650	$1,481	$(9,778)
Pro forma earnings (loss) per share:
Basic	$0.72	$0.15	$(1.00)
Diluted	$0.66	$0.14	$(1.00)

    The pro forma effect on net income and earnings per share for fiscal 2000, 1999 and 1998 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to fiscal 1996.

    Other Employee Benefits Plans.  The Company has a retirement savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Beginning in fiscal 2000, the Company matched 50% on the first 7% up to $3,500 per year of an eligible employee's contribution. The total charge to operations under the 401(k) program was $245,000 in fiscal 2000.

NOTE 8—Commitments and Contingencies

    The Company leases its San Jose, California and Aliso Viejo, California facilities under non-cancelable operating leases that expire at various times through fiscal 2004, with renewal options at fair market value for an additional five-year period. The company leases its Markham, Ontario (Canada) facilities under non-cancelable operating leases that expire at various times through fiscal 2004, with renewal options at fair market value for an additional five-year period. The Company also leases equipment under operating leases.

    Total rent expense under all operating leases was $1,275,000, $1,175,000 and $1,115,000 for the years ended September 30, 2000, 1999 and 1998, respectively.

    Future minimum lease commitments under operating leases at September 30, 2000 are $1,775,000, $1,123,000, $810,000, $363,000, and $5,000 in fiscal 2001 through 2005, respectively.

NOTE 9—Segment Reporting and Geographic Information

    The Company operates in three reportable segments consisting of the design, manufacture and sale of yield management solutions to the FPD, semiconductor inspection and CRT display and glass industries. Management has determined operating segments based upon how each business unit is managed and operated. The Company sells its products for the FPD industry directly to customers in Korea, through a sales representative in Taiwan and through a value-added reseller in Japan. The Company sells its products for the semiconductor inspection industry and CRT display and glass industry primarily through sales representatives.

    The Company's operating segments consist of the following:

	Year ended September 30,
	2000	1999	1998
	(in thousands)
Revenue to external customers:
FPD products	$64,221	$31,562	$22,420
CRT display and glass products	12,523	16,580	10,091
Semiconductor inspection products	18,013	13,869	8,550

Total	$94,757	$62,011	$41,061

Income (loss) from operations:
FPD products	$11,994	$1,180	$(1,589)
CRT display and glass products	(1,262)	862	(3,440)
Semiconductor inspection products	1,822	1,595	186

Total	$12,554	$3,637	$(4,843)

Identifiable assets:
FPD products	$134,859	$25,288	$21,033
CRT display and glass products	10,497	10,824	19,537
Semiconductor inspection products	9,698	6,779	4,158

Total	$155,054	$42,891	$44,728

    The Company's principal customers are primarily Asian-based FPD manufacturers and North American-based PCB assembly and advanced semiconductor packaging manufacturers. During fiscal 2000, sales to four unaffiliated customers, each of whom are customers of our FPD products, accounted for 25%, 12%, 11% and 11% of revenue, respectively. During fiscal 1999, sales to three customers, each of whom are customers of our FPD products, accounted for 17%, 13%, and 11% of revenue, respectively. During fiscal 1998, sales to two customers, each of whom are customers of our FPD products, accounted for 25%, and 18% of revenue, respectively.

    There are no significant inter-segment sales or transfers. Substantially all of the Company's long-lived assets are located in North America. The following is a summary of operations and identifiable assets by geographic area:

	Year ended September 30,
	2000	1999	1998
	(in thousands)
Revenue:
Asia	$71,380	$43,758	$26,654
North America	21,024	14,432	11,651
Other	2,353	3,821	2,756

Total	$94,757	$62,011	$41,061

Identifiable assets:
U.S.	$144,557	$32,067	$25,191
Canada	10,497	10,824	19,537

Total	$155,054	$42,891	$44,728

    Sales outside North America accounted for 78%, 77% and 72% of revenue in fiscal 2000, 1999 and 1998, respectively.

NOTE 10—Earnings Per Share

    The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Year ended September 30,
	2000	1999	1998
	(in thousands, except per share data)
Numerator:
Net income (loss) for basic and diluted earnings per share	$13,535	$3,118	$(4,617)
Denominator:
Weighted average shares for basic earnings per share	11,949	10,178	9,818
Effect of dilutive securities:
Employee stock options	1,037	617	—
Warrants	64	114	—

Weighted average shares for diluted earnings per share	13,050	10,909	9,818 (1)

Basic earnings (loss) per share from continuing operations	$1.13	$0.31	$(0.47)
Diluted earnings (loss) per share from continuing operations	$1.04	$0.29	$(0.47)

(1)
The effect of dilutive securities of 476,000 shares from employee stock options and warrants was not included in the computation of diluted earnings pershare as the effect is antidilutive.

NOTE 11—Related Party Transactions

    During fiscal 1998, the Company sold $6.2 million of its systems to LG Electronics, Inc. ("LG"), and accounts receivable as of September 30, 1998 included $1.1 million of receivable from LG. During fiscal 1999, the Company sold $4.9 million of its systems to LG, and accounts receivable as of September 30, 1999 included $298,000 of receivable from LG. At September 30, 1998, LG owned approximately 8% of the Company's common stock and warrants to purchase 28,333 shares of the Company's common stock at an exercise price of $0.60 per share and also held a seat on the Board of Directors. At September 30, 2000 and 1999, LG owned less than 1% of the Company's common stock and is no longer represented on the Board of Directors.

    IPS incurred costs relating to the recruiting and temporary personnel services of $24,000 in the year ended September 30, 1999 and $104,000 in the year ended September 30, 1998 which were provided by a party related to the former president of Image Processing Systems. A company partially owned by an officer of IPS provided investor relations services to IPS. Fees paid were $40,000 in each of the years ended September 30, 1999 and 1998. These related party transactions were effected at or below market related rates.

    Loans were due from directors and officers of IPS of $86,000 and $122,000 as of September 30, 2000 and September 30, 1999, respectively and from employees of $4,000 and $12,000 as of September 30, 2000 and 1999, respectively. These loans were made pursuant to employment agreements or other terms of employment.

NOTE 12—Discontinued Operations

    At March 31, 1999, IPS adopted a formal plan to dispose of the assets of Tisma Machinery Corporation (TMC), a wholly-owned subsidiary. An agreement was signed on May 29, 1999 finalizing the sale of TMC. The purchasers acquired all the issued and outstanding shares of TMC in exchange for mutual release of all agreements, obligations, liabilities and claims between TMC, the purchaser and IPS. IPS further contributed $1,000,000 being used as security for a U.S. bank loan to TMC. Accordingly, the Company's financial statements and notes included herein reflect the TMC business as discontinued operations in accordance with APB 30. The results of discontinued operations do not include any interest income or interest expense.

    Summary operating results of discontinued operations are as follows:

Year ended September 31, 1998
(in thousands)
Sales revenues	10,740
Cost of revenues and other expenses	12,508

Loss from discontinued operations	1,768

    IPS has realized a loss on the sale of the shares of TMC in the amount of $2,082,000 and contributed a further $1,108,990 in the form of the repayment of a $108,990 equipment loan provided to TMC by a US Bank, and the contribution of the $1,000,000 discussed above.

    The operating results of the discontinued business, as well as the loss on disposal of the discontinued operations are included in the restated consolidated statement of operations for the year ended September 30, 1998.

NOTE 13—Government Advances to IPS, a Wholly-owned Subsidiary

    A liability of $267,000 representing the balance of funding received from Industry, Science and Technology Cananda under a non-interest bearing loan made to finance certain project expenditures was cancelled during the year ended September 30, 1999 pursuant to a termination agreement between IPS and the Minister of Industry, as all terms of funding were satisfied. The $267,000 was recorded as a reduction in engineering, research and development expenses during the year ended September 30, 1999.

    IPS entered into two Industrial Research Assistance Programs (IRAP) during the year ended September 30, 1999 with the National Research Council of Canada (NRC). One program was for pre-commercialization assistance in the development of glass inspection technology. Under this agreement, the NRC agreed to contribute up to a maximum of $341,000 over the period July 1, 1999 to December 31, 2000. IPS will repay the NRC based on a percentage of gross revenue earned, on a quarterly basis, beginning on October 1, 2002 and up to and including July 1, 2004. The amount repayable to NRC is capped at 150% of the contribution amount. IPS received $128,000 in fical year 2000 and $201,000 in fiscal year 1999 under this program.

    The total amount of government grants received in the year ended September 30, 1999 and September 30, 1998 was $57,000 and $115,000 respectively. The grants are treated as a reduction of engineering, research and development expenses.

NOTE 14—Subsequent Events (unaudited)

    On July 17, 2001, the Company acquired Intelligent Reasoning Systems Inc. ("IRSI"), a privately held company. IRSI manufactures in-line, advanced optical inspection equipment for the electronic manufacturing services and high-density interconnect markets. The Company acquired IRSI in exchange for approximately 636,000 shares of common stock. The transaction will be accounted for as a purchase, and the purchase price will be allocated to the estimated fair value of assets acquired and liabilities assumed based on management estimates.

    Photon Dynamics and certain of its directors and officers have been named as defendants in a lawsuit captioned Amtower v Photon Dynamics, Inc., No. CV797876, filed on April 30, 2001 in the Superior Court of the State of California, County of Santa Clara. The plaintiff in this action has purported to assert several causes of action under the state law arising out of the alleged misrepresentation and enforcement of the Company's insider trading policy and is seeking damages of approximately $17.7 million. While Photon Dynamics intends to vigorously contest this action, we cannot predict the outcome of this litigation. We believe that an adverse determination in this litigation would not have a material adverse effect on our financial condition or results of operations.

NOTE 15—Quarterly Consolidated Results of Operations (Unaudited)

    The Company accounted for the acquisitions of CR Technology, Inc. and IPS as pooling of interests for accounting purposes. All previously reported amounts have been restated to reflect the effect of the pooling.

	December 31		March 31	June 30	September 30
	(in thousands, except per share amounts) (Restated)
Statement of Operations Data:
Fiscal 2000:
Revenue	$19,483		$23,610	$25,288	$26,376
Gross margin	9,323		10,280	11,824	12,706
Income from operations	2,003	(1)	3,082	3,615	3,854
Net income	1,614	(1)	3,271	4,242	4,408
Earnings per share:
Basic	$0.15	(1)	$0.28	$0.33	$0.34
Diluted	$0.14	(1)	$0.25	$0.31	$0.32
Fiscal 1999:
Revenue	$12,214		$14,146	$16,312	$19,339
Gross margin	5,250		6,281	7,936	8,153
Income (loss) from operations	(974)		632	1,904	2,075
Net income (loss)	((885)		534	1,570	1,899
Earnings (loss) per share:
Basic	$(0.09)		$0.05	$0.15	$0.18
Diluted	$(0.09)		$0.05	$0.14	$0.16

(1)
Includes non-recurring acquisition charges of $860,000. Income from operations, net income, basic and diluted earnings per share would have been $2.9 million, $2.5 million, $0.23 and $0.21, respectively, excluding these charges.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PHOTON DYNAMICS, INC.
Dated: August 17, 2001	By:	/S/ RICHARD L. DISSLY RICHARD L. DISSLY CHIEF FINANCIAL OFFICER AND SECRETARY

INDEX TO EXHIBITS

23.1	Consent of Ernst & Young LLP, independent auditors.
23.2	Consent of Cacciamatta Accountancy Corporation, independent auditors.
23.3	Consent of Arthur Andersen LLP, independent public accountants.

QuickLinks

  ITEM 5. OTHER EVENTS
  Selected Restated Consolidated Financial Data
  Management's Discussion and Analysis of Financial Condition and Results of Operations
  Quantitative and Qualitative Disclosures about Market Risk
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
REPORT OF CACCIAMATTA ACCOUNTANCY CORPORATION, INDEPENDENT AUDITORS
  /s/ CACCIAMATTA ACCOUNTANCY CORPORATION
AUDITORS' REPORT
PHOTON DYNAMICS, INC. RESTATED CONSOLIDATED BALANCE SHEETS
PHOTON DYNAMICS, INC. RESTATED CONSOLIDATED STATEMENTS OF OPERATIONS
PHOTON DYNAMICS, INC. RESTATED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
PHOTON DYNAMICS, INC. RESTATED CONSOLIDATED STATEMENTS OF CASH FLOWS
PHOTON DYNAMICS, INC. NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS
SIGNATURE
INDEX TO EXHIBITS